 NEWS RELEASE

FOR IMMEDIATE RELEASE

December 16, 2003

CAPITOL FEDERAL FINANCIAL
ENTERS INTO INTEREST RATE SWAP AGREEMENTS

Topeka, KS -  Capitol Federal Financial (NASDAQ: CFFN) today announced that Capitol Federal Savings Bank ("Bank") has entered into interest rate swap agreements with a notional amount of $800 million. The Bank is using the interest rate swaps to reduce its interest expense associated with some of its long-term fixed rate borrowings from the Federal Home Loan Bank of Topeka.

With these swaps, the effective interest rate on the $800 million of advances will initially be reduced from 6.16% to 3.63%. The Bank is paying a variable rate of interest tied to one month LIBOR plus an average spread of 248 basis points. The advances selected have maturities ranging from May 2008 to August 2010.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 35 branch locations in Kansas, of which 7 are in-store branches. Capitol Federal Savings Bank employs 718 full time equivalents in the operation of its business and is the leading residential lender in the State of Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Senior Vice President, Controller
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com